                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      National Service Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

              Kenyon W. Murphy, Secretary and Assistant Counsel
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   (NSI LOGO)

                       NATIONAL SERVICE INDUSTRIES, INC.
                                   NSI CENTER
                          1420 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30309

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD JANUARY 3, 1996

     The annual meeting of stockholders of NATIONAL SERVICE INDUSTRIES, INC. (the "Corporation") will be held on Wednesday, January 3, 1996, at 10:00 a.m. in the Walter C. Hill Auditorium at the High Museum of Art, 1280 Peachtree Street, N.E., Atlanta, Georgia, for the following purposes:

          (1) to elect directors;

          (2) to ratify the appointment of Arthur Andersen LLP as independent auditors for the Corporation for the fiscal year ending August 31, 1996; and

          (3) to transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on November 6, 1995 as the record date for the determination of the stockholders who will be entitled to notice of and to vote at this meeting or any adjournments thereof.

     A list of the stockholders entitled to vote at the meeting may be examined at the Corporation's executive offices, 1420 Peachtree Street, N.E., Atlanta, Georgia, during the ten-day period preceding the meeting.

November 17, 1995

                                          By order of the Board of Directors,

                                          KENYON W. MURPHY
                                          Secretary and Assistant Counsel

                      IMPORTANT -- YOUR PROXY IS ENCLOSED

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ACCOMPANYING ENVELOPE.

                       NATIONAL SERVICE INDUSTRIES, INC.
                                   NSI CENTER
                          1420 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30309

                                PROXY STATEMENT

     The following information is furnished in connection with the solicitation of proxies by the Board of Directors of the Corporation for the annual meeting to be held on January 3, 1996. A copy of the annual report of the Corporation for the fiscal year ended August 31, 1995 and a proxy for use at the meeting are enclosed with this proxy statement. This proxy statement and the enclosed proxy are initially being mailed to stockholders on or about November 17, 1995.

                              GENERAL INFORMATION

PROXY

     Stockholders are requested to execute and return the enclosed proxy in the accompanying envelope. At any time before the proxy is voted, it may be revoked by written notice to the Secretary of the Corporation. Proxies which are returned properly executed, and not revoked, will be voted in accordance with stockholders' directions specified thereon. Where no direction is specified, proxies will be voted for the election of the nominees listed below as directors and for ratification of the appointment of Arthur Andersen LLP as independent auditors for the Corporation.

STOCK OUTSTANDING AND VOTING RIGHTS

     As of November 6, 1995, the record date for the annual meeting, there were 48,350,171 shares of common stock outstanding and entitled to vote. The holders of common stock, the only class of voting stock of the Corporation outstanding, are entitled to one vote per share for the election of directors and on the other matters presented.

VOTING PROCEDURE

     Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present but not entitled to vote with respect to that matter.

SOLICITATION

     The cost of soliciting proxies is paid by the Corporation. Officers and regular employees of the Corporation, at no additional compensation, may assist in the solicitation of proxies. Solicitation will be by mail and perhaps by telephone and personal contact.

                      ITEM NO. 1 -- ELECTION OF DIRECTORS

     At the annual meeting thirteen (13) directors of the Corporation will be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. To be elected, a nominee must receive a plurality of the votes cast at the meeting. The persons named as proxies in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No nominee for election as a director is proposed to be elected pursuant to any arrangement or understanding between the nominee and any other person or persons. It is believed that all such nominees are available for election; however, Herman J. Russell's serving as a director of the Corporation while a director of Georgia Power Company is subject to approval of the Federal Energy Regulatory Commission. If any of the nominees are unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

INFORMATION CONCERNING NOMINEES

     All of the nominees listed below, other than Herman J. Russell, are now directors of the Corporation and have served continuously since their first election. All of the current directors were elected by the stockholders. Mr. Russell was nominated by the Board of Directors on September 20, 1995, to fill the vacancy on the Board which will be created by the retirement of Jesse Hill, Jr. as a director effective January 3, 1996.

     The following is a brief summary of each nominee's business experience, other directorships held, and membership on the standing committees of the Board of Directors of the Corporation.

                         D. RAYMOND RIDDLE                                   Director since
                                                                                       1993

                         Mr. Riddle, 62 years old, is Chairman of the Board and Chief
                         Executive Officer of the Corporation. He served as President and
                         Chief Executive Officer from January 1993 until September 1994, when he became Chairman. He served from 1985 until 1993 as an Executive
                         Vice President of Wachovia Corporation and from 1987 until 1993 as
                         President and Chief Executive Officer and as a director of Wachovia
   [PHOTO]               Corporation of Georgia and its lead bank, Wachovia Bank of Georgia,
                         N.A. He is a director of Atlanta Gas Light Co., Atlantic American
                         Corporation, Equifax Inc., and Fuqua Enterprises, Inc. Mr. Riddle is
                         Chairman of the Executive Committee and a member of the Strategic
                         Planning and Finance Committee of the Board.
                         ROBERT M. HOLDER, JR.                                Director since
                                                                                        1974

                         Mr. Holder, 65 years old, has served since 1960 as Chairman of the
                         Board of Holder Corporation, a real estate development and construction firm he founded. He also served as its Chief Executive
   [PHOTO]               Officer from 1960 until April 1994. He is a director of Wachovia
                         Corporation. Mr. Holder is Chairman of the Audit Committee and a
                         member of the Executive and the Executive Resource and Nominating
                         Committees of the Board.

                         DON W. HUBBLE                                             Director
                                                                                 since 1994

                         Mr. Hubble, 56 years old, is President and Chief Operating Officer of the Corporation. He served as a Group Vice President of the
   [PHOTO]               Corporation from 1980 until 1988, when he was elected Executive Vice
                         President. He was designated Chief Operating Officer in September
                         1993 and was elected President effective September 1994.

                         F. ROSS JOHNSON                                        Director
                                                                              since 1988

                         Mr. Johnson, 63 years old, has served as Chairman and Chief
                         Executive Officer of RJM Group, Inc., a private management/advisory group, since February 1989. He has served as Chairman of Bionaire,
                         Inc., an international manufacturer of environmental air products, since December 1991 and also served as Chief Executive Officer from
   [PHOTO]               December 1991 until October 1992. He has served as Chairman of
                         Peterson Properties, a real estate management company, since
                         February 1993. Mr. Johnson is a director of American Express
                         Company, Archer-Daniels-Midland Co., Midland Financial Group, Inc.,
                         Noma Industries Ltd., and Power Corporation of Canada. He is a
                         member of the Strategic Planning and Finance and the Executive
                         Resource and Nominating Committees of the Board.


                         JAMES C. KENNEDY                                     Director since
                                                                                        1993

                         Mr. Kennedy, 47 years old, has served since January 1988 as Chairman and Chief Executive Officer of Cox Enterprises, Inc., a company
     [PHOTO]             engaged in publishing, broadcasting, and automobile auction businesses. He has been employed by Cox Enterprises since 1972 and has served as an officer of the company since 1986. He is a director of Cox Communications, Inc. Mr. Kennedy is a member of the Audit and the Strategic Planning and Finance Committees of the Board.

                         DONALD R. KEOUGH                                    Director since
                                                                                       1988

                         Mr. Keough, 69 years old, has served as Chairman of the Board of
                         Allen & Company Incorporated, an investment banking firm, since
                         April 1993. He served as President, Chief Operating Officer and a director of The Coca-Cola Company from 1981 until 1993, when he was
     [PHOTO]             appointed Advisor to the Board. In addition, he served as Chairman of the Board of Coca-Cola Enterprises Inc. from 1986 until 1993. He is a director of H. J. Heinz Company, The Home Depot, Inc.,
                         McDonald's Corporation, and The Washington Post Company. Mr. Keough
                         is Chairman of the Strategic Planning and Finance Committee and a
                         member of the Audit and Executive Committees of the Board.

                         BRYAN D. LANGTON, C.B.E.                            Director since
                                                                                       1993

                         Mr. Langton, 58 years old, has since February 1990 served as
                         Chairman, Chief Executive Officer, and President of Holiday Inns,
                         Inc., a subsidiary of Bass PLC, and headed Holiday Inn Worldwide, a group of affiliated companies. He has held various executive
     [PHOTO]             positions with affiliates of Bass PLC since 1971 and has been in charge of its hotel and restaurant interests since 1988. Mr. Langton is a director of Bass PLC. He is a member of the Audit and the
                         Executive Resource and Nominating Committees of the Board.

                         DAVID LEVY                                               Director
                                                                               since 1984

                         Mr. Levy, 58 years old, is Executive Vice President, Administration and Counsel of the Corporation. He served the Corporation as Senior
     [PHOTO]             Vice President, Secretary and Counsel from 1982 through September
                         1992. He has served as an officer of the Corporation since 1973.


                         BERNARD MARCUS                                      Director since
                                                                                       1990

                         Mr. Marcus, 66 years old, is one of the co-founders of The Home
                         Depot, Inc. and has served as its Chairman of the Board and Chief
                         Executive Officer since 1978. Mr. Marcus was Chairman of the Board
     [PHOTO]             and President of Handy Dan Home Improvement Centers, Inc. from 1972 to 1978. He is a member of the Audit and the Strategic Planning and
                         Finance Committees of the Board.

                         JOHN G. MEDLIN, JR.                                     Director
   [PHOTO]                                                                     since 1988
                         Mr. Medlin, 61 years old, has served as Chairman of the Board of
                         Wachovia Corporation since 1985 and also served as its Chief
                         Executive Officer from 1977 through 1993. He joined Wachovia Bank and Trust Company in 1959 and has served as an officer of the Bank and affiliated companies since 1962. He is a director of BellSouth
                         Corporation, Burlington Industries, Inc., Media General, Inc.,
                         Nabisco Holdings Corp., RJR Nabisco Holdings Corp., and USAir Group,
                         Inc. Mr. Medlin is Chairman of the Executive Resource and Nominating
                         Committee and a member of the Executive and the Strategic Planning and Finance Committees of the Board.
                         HERMAN J. RUSSELL
                         Mr. Russell, 64 years old, has served since 1959 as Chairman and
   [PHOTO]               Chief Executive Officer of H.J. Russell & Company, which is engaged in construction, client services, and property management
                         businesses. He also serves as a director of Wachovia Corporation.
                         BETTY L. SIEGEL                                         Director
                                                                               since 1988
                         Dr. Siegel, 64 years old, has served as President of Kennesaw State
                         College since 1981. She previously served as Dean of the School of
                         Education and Psychology and Professor of Psychology at Western
                         Carolina University from 1976 to 1981 and served as Dean of Academic
   [PHOTO]               Affairs for Continuing Education at the University of Florida from
                         1972 to 1976. She is a director of Atlanta Gas Light Co. and Equifax
                         Inc. Dr. Siegel is a member of the Audit and the Strategic Planning and Finance Committees of the Board.
                         ERWIN ZABAN                                            Director
                                                                              since 1962
                         Mr. Zaban, 74 years old, serves as a consultant to the Corporation.
                         He served as Chairman of the Board of the Corporation from 1975 through August 1994, except for ten months in 1992 when he served as
   [PHOTO]               a consultant. Mr. Zaban also served as President and Chief Executive
                         Officer of the Corporation from October 1992 until January 1993. He previously served as Chief Executive Officer from 1972 until 1987 and President from 1966 until 1979. Mr. Zaban is a member of the
                         Executive and the Strategic Planning and Finance Committees of the
                         Board.

COMPENSATION OF DIRECTORS

     During the fiscal year ended August 31, 1995, directors who were not employees of the Corporation received an annual fee of $30,000, payable quarterly. The chairman of each committee of the Board received an additional annual fee of $3,000. Under the Directors' Deferred Compensation Plan of the Corporation, directors may defer payment of all or any part of their fees.

     Under the National Service Industries, Inc. 1992 Non-employee Directors Stock Option Plan, each non-employee director received on September 21, 1994 a grant of a non-qualified option for the purchase of 1,000 shares of common stock at an exercise price of $26.25 per share, the fair market value on the grant date. Each option grant is exercisable after one year and remains exercisable for a period of ten years from the grant date.

     Directors may participate in the Corporation's Matching Gift Program. Under this program, the Corporation will match charitable contributions up to a total of $2,500 per individual per year.

     Mr. Zaban is paid $350,000 per year under a consulting agreement which expires in October 1996.

     For information on compensation of directors who also served as executive officers during the fiscal year, see "Executive Compensation" below.

CERTAIN TRANSACTIONS

     During the 1995 fiscal year, the Corporation paid Holder Corporation approximately $490,000 for the renovation and improvement of office and laboratory space. Holder Corporation, of which Mr. Holder is Chairman of the Board and the principal stockholder, was selected for the work on a negotiated bid basis.

     The Corporation also had other transactions in the ordinary course of business with unaffiliated corporations and institutions of which certain non-employee directors and nominees for director of the Corporation are officers or directors, including Atlanta Life Insurance Company, BellSouth Corporation, Cox Enterprises, Inc., Holder Corporation, Holiday Inns, Inc., The Home Depot, Inc., Kennesaw State College and Wachovia Corporation. The Corporation considers the amounts involved in such transactions to be immaterial in relationship to its business and believes that such amounts are not material in relationship to the business of such corporations or institutions or to such directors. Management believes that the terms of these transactions are no less favorable than those available from non-affiliated sources.

     Affiliates of INVESCO Capital Management, Inc., an investment management firm which is the owner of 7.31% of the Corporation's stock, provide record-keeping and administrative services for the defined contribution plans sponsored by the Corporation and manage certain investment alternatives available under those plans. In each case, selection was made on a competitive basis using cost and performance criteria. The aggregate amount of fees for all such services is dependent upon the level of enrollment in those plans and the participants' investment directions. Aggregate fees were approximately $413,000 for fiscal 1995.

OTHER INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

     The Board of Directors has delegated certain functions to the following standing committees:

          The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-laws and to fill vacancies among its membership and except as restricted by the Delaware General Corporation Law. The Committee is comprised of D. Raymond Riddle, Chairman, Jesse Hill, Jr., Robert M. Holder, Jr., Donald R. Keough, John G. Medlin, Jr., and Erwin Zaban. It held one meeting during the fiscal year.

          The Audit Committee's responsibilities include: reviewing the scope and results of audits performed by the independent and internal auditors; reviewing recommendations by the independent and internal auditors relating to internal controls; reviewing non-audit services provided by the independent auditors; and recommending to the Board the independent auditing firm to be retained by the Corporation. The Committee is comprised of Robert M. Holder, Jr., Chairman, James C. Kennedy, Donald R. Keough, Bryan D. Langton, Bernard Marcus, and Betty L. Siegel. It held two meetings during the fiscal year.

          The Executive Resource and Nominating Committee is responsible for certain matters relating to the compensation of the officers of the Corporation, as set forth in the Committee's report below, and for recommending to the full Board a slate of directors for consideration by the shareholders at the annual meeting and candidates to fill any vacancies on the Board. The Committee is comprised of John G.

     Medlin, Jr., Chairman, Jesse Hill, Jr., Robert M. Holder, Jr., F. Ross Johnson, and Bryan D. Langton. It held two meetings during the fiscal year.

          The Strategic Planning and Finance Committee is responsible for reviewing, and advising Management with respect to, the Corporation's long-term business goals and strategies, financial planning, financial structure, financial condition, and requirements for funds. The Committee is comprised of Donald R. Keough, Chairman, F. Ross Johnson, James C. Kennedy, Bernard Marcus, John G. Medlin, Jr., D. Raymond Riddle, Betty L. Siegel, and Erwin Zaban. It held two meetings during the fiscal year.

     During the fiscal year ended August 31, 1995, the Board of Directors met six times. All of the directors attended at least 75% of the total meetings held by the Board and their respective committees during the fiscal year except Mr. Langton.

     The Executive Resource and Nominating Committee will consider nominee recommendations from stockholders made in writing and addressed to the attention of Chairman of the Executive Resource and Nominating Committee, c/o Kenyon W. Murphy, Secretary and Assistant Counsel, National Service Industries, Inc., P.O. Box 7158, Midtown Station, Atlanta, Georgia 30357-0158.

BENEFICIAL OWNERSHIP OF THE CORPORATION'S SECURITIES

     The following table sets forth information concerning beneficial ownership of the Corporation's common stock, as of September 1, 1995 unless otherwise indicated, by each of the directors and nominees for director, by each of the executive officers named in the Summary Compensation Table on page ten, by all directors and executive officers of the Corporation as a group, and by the owner of more than five percent of the Corporation's stock.

                                                     SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)
                                         ---------------------------------------------------------------------
                                         SOLE VOTING AND
                                           INVESTMENT                               AGGREGATE        AGGREGATE
                 NAME                         POWER                OTHER              TOTAL          PERCENTAGE
---------------------------------------  ---------------           ------           ---------        ---------
D. Raymond Riddle......................        74,391                                  74,391            .15%
Jesse Hill, Jr.........................         3,648                                   3,648           *
J. Robert Hipps........................        31,443                                  31,443            .07
Robert M. Holder, Jr...................         9,330                                   9,330            .02
Don W. Hubble..........................        37,523                                  37,523            .08
F. Ross Johnson........................        18,000                                  18,000            .04
James C. Kennedy.......................         3,000                                   3,000           *
Donald R. Keough.......................         3,668                                   3,668           *
Bryan D. Langton.......................         3,000                                   3,000           *
David Levy.............................        67,263                 108(4)           67,371            .14
Bernard Marcus.........................         5,000                                   5,000            .01
John G. Medlin, Jr.....................         4,000                                   4,000           *
Herman J. Russell......................         1,000(2)                                1,000           *
Betty L. Siegel........................         3,581                                   3,581           *
Erwin Zaban............................     1,226,170(3)           17,014(5)        1,243,184           2.57
Directors and executive officers as a
  group................................     1,490,017(2)(3)        17,122(4)(5)     1,507,139           3.12
INVESCO Capital Management, Inc........
  1315 Peachtree Street, N.E.
  Atlanta, Georgia 30309                                                            3,533,200(6)        7.31%

---------------
* Indicates an aggregate percentage of less than 0.01%.
(1) Includes shares that may be acquired within 60 days after September 1, 1995, upon exercise of employee and director stock options. Options included for the individuals shown are as follows: Mr. Riddle, 64,167 shares; Mr. Hipps, 30,904 shares; Mr. Hubble, 34,918 shares; Mr. Levy, 40,051 shares; Mr. Zaban, 1,000 shares; Mr. Kennedy, 2,000 shares; Mr. Langton, 2,000 shares; other directors shown, 3,000 shares each; and all directors and executive officers as a group, 196,040 shares.
(2) Shares purchased by Mr. Russell on October 27, 1995.
(3) Includes 157,304 shares held by The Zaban Foundation, Inc. Mr. Zaban disclaims beneficial ownership in said shares.
(4) Shares held by Mr. Levy's wife and by his children.
(5) Shares held by Mr. Zaban's wife.
(6) Shares with respect to which INVESCO Capital Management, Inc., an investment management firm, had shared power to vote or direct the vote and shared power to invest or direct investment as of October 20, 1995, as reported to the Corporation.

COMPLIANCE WITH STOCK OWNERSHIP REPORTING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and officers to file reports of ownership and changes in ownership of the Corporation's stock with the Securities and Exchange Commission, the New York Stock Exchange, and the Corporation. Based on a review of the copies of such forms received by the Corporation during or with respect to the fiscal year ended August 31, 1995, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Corporation believes that all required Section 16(a) filings were made on a timely basis, except for late Form 4 filings by Messrs. Riddle, Hubble and Levy to report the grant to them of transferable employee stock options on September 21, 1994.

                             EXECUTIVE COMPENSATION

REPORT OF THE EXECUTIVE RESOURCE AND NOMINATING COMMITTEE

     The Executive Resource and Nominating Committee of the Board of Directors is composed entirely of non-employee directors. The Committee is responsible for approving the salary payable to the Chairman of the Board and Chief Executive Officer, subject to ratification by the full Board, for setting the salary payable to each of the other executive officers of the Corporation, and for administering the Corporation's Management Compensation and Incentive Plan (the "Incentive Plan"), subject to ratification of certain matters thereunder by the full Board. The Committee has authority to grant awards under the Corporation's Long-Term Incentive Program (the "Long-Term Plan") and it reviews and makes recommendations to the Board with respect to any proposed awards under any other compensation plan, benefit plan or perquisite in which executive officers participate.

     Set forth below is a discussion of the compensation policies applicable to the Corporation's executive officers, the executive officers' compensation program for the last fiscal year, and the Chief Executive Officer's compensation for the last fiscal year.

  Compensation Policies for Executive Officers

     The Corporation's compensation program is designed to attract, retain, motivate, and reward qualified executives, with a direct linkage between the level of an individual's compensation and the performance of the individual and the Corporation. The principal compensation components are base salary, bonus awards under the Incentive Plan, and awards under the Long-Term Plan, currently consisting of stock options. Bonus awards and long-term awards are generally granted on an annual basis. Salary adjustments are made periodically as merited or on promotion to a position of increased responsibilities.

     The compensation program was revised in 1993, effective beginning with the 1994 fiscal year, to more clearly and quantifiably relate reward opportunities with performance and to insure that executive officers are compensated competitively. The Incentive Plan, which was adopted by the Board of Directors and approved by stockholders during the 1995 fiscal year, was based on the Corporation's 1994 bonus incentive plan, with appropriate modifications and limitations to comply with Section 162(m) of the Internal Revenue Code.

     The Committee reviews the compensation of each executive officer utilizing competitive compensation information prepared by an independent compensation consultant and a performance review and recommendation by the Chief Executive Officer for each other executive officer. The competitive compensation information utilized by the Committee is for positions of comparable responsibilities with publicly traded, comparably sized diversified companies, which are representative of the companies with whom the Corporation competes for executive talent. The Committee has been advised by its independent compensation consultant that, overall, the Corporation's current compensation program for executive officers is approximately at the median competitive level.

     To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Corporation and to the executives of various payments and benefits. Based on compensation arrangements currently in place, the Committee does not reasonably anticipate that any executive officer's fiscal 1996 compensation will be subject to the $1 million deductibility limitation of
Section 162(m) of the Internal Revenue Code.

  Executive Officers' 1995 Compensation

     Each executive officer's salary for fiscal 1995 was based on competitive compensation data, at approximately the median level, adjusted to reflect the officer's past performance and expected future contribution, taking into account the executive's experience and abilities, and the Corporation's performance in the prior year.

     Bonuses for fiscal 1995 under the Incentive Plan were intended to provide competitive total cash compensation at approximately the median level, subject to achievement of the Corporation's and the individual's target performance objectives as described below. A bonus fund, stated as a percentage of gross salary, was determined for each executive officer based on the net earnings objective for the Corporation established by the Committee and approved by the Board of Directors at the beginning of the fiscal year. The bonus fund increased or decreased in relationship to net earnings, with no bonus fund for net earnings below a threshold level. For fiscal 1995, the threshold level required a specified increase in net earnings from fiscal 1994.

     The amount actually paid from each bonus fund under the Incentive Plan for fiscal 1995 was based on the level of achievement of two performance criteria in addition to the Corporation's net earnings. For the Chief Executive Officer, the bonus amount could be reduced by up to 25% based on the Corporation's achievement of return on equity objectives and could be reduced by up to 25% based on the individual's personal performance. For other executive officers, the bonus amount could be reduced by up to 30% based on the Corporation's achievement of return on equity objectives and could be reduced by up to 10% based on the individual's personal performance. The corporate performance objectives were established by the Committee and approved by the Board of Directors. The personal performance objectives of the executive officers (other than the Chief Executive Officer) were established by the Chief Executive Officer, subject to the Committee's review, and the personal performance objectives for the Chief Executive Officer were established by the Committee and approved by the Board.

     The compensation of executive officers is further linked with the Corporation's performance and to the increase in shareholder value through stock options granted under the Long-Term Plan. Options provide compensation opportunities directly related to, and contingent upon, the long-term performance of the Corporation and to the increase in market value of its shares. Option awards to executive officers in fiscal 1995 were based on competitive long-term grants at approximately the median level.

  Chief Executive Officer's 1995 Compensation

     Mr. Riddle's salary was increased effective October 1, 1994 (the first increase since he joined the Corporation in January 1993) pursuant to the compensation review procedure described above. During the 1995 fiscal year, Mr. Riddle participated in the Incentive Plan as described above and received stock options in accordance with the Long-Term Plan discussed above. Competitive compensation data (of the type described above) indicated that Mr. Riddle's total cash compensation for fiscal 1995 was approximately at the median level.

     The bonus fund for Mr. Riddle for fiscal 1995 reflected the Corporation's achievement of earnings exceeding its target objective. Based on the Corporation's exceeding its target for return on equity and Mr. Riddle's accomplishment of the personal performance objectives which had been established for him, his full bonus fund was paid to him.

     During the fiscal year, Mr. Riddle announced that he intended to retire as Chairman of the Board and Chief Executive Officer effective upon the election of his successor, and the Committee approved the related matters described on page 12 of the proxy statement under "Other Agreements."

                                          EXECUTIVE RESOURCE AND
                                          NOMINATING COMMITTEE

                                          John G. Medlin, Jr., Chairman
                                          Jesse Hill, Jr.
                                          Robert M. Holder, Jr.
                                          F. Ross Johnson
                                          Bryan D. Langton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The directors serving on the Executive Resource and Nominating Committee of the Board of Directors during the fiscal year ended August 31, 1995 were John G. Medlin, Jr. (Chairman), Jesse Hill, Jr., Robert M. Holder, Jr., F. Ross Johnson, Bryan D. Langton, and, until February 28, 1995 (the effective date of his resignation from the Board), John L. Clendenin. None of these individuals are or have ever been officers or employees of the Corporation. During the 1995 fiscal year, no executive officer of the Corporation served as a director of any corporation which any of these individuals served as an executive officer, and there were no other compensation committee interlocks with the companies with which these individuals or the Corporation's other directors are affiliated.

PERFORMANCE GRAPH

     The following graph compares, for the five years ended August 31, 1995, the yearly percentage change in cumulative total shareholders' return on the Corporation's common stock with (a) the S&P 500 Stock Index and (b) the S&P Specialized Services Index (the industry group within the S&P 500 in which the Corporation is included). The graph assumes an initial investment of $100 at the closing price on August 31, 1990 and assumes all dividends were reinvested.

                                                                        S&P
      Measurement Period                                           Specialized
    (Fiscal Year Covered)             NSI           S&P 500          Services
1990                                    100.00          100.00          100.00
1991                                    101.15          126.91          109.89
1992                                    103.28          136.96          101.68
1993                                    114.28          157.80           98.00
1994                                    125.58          166.43           98.77
1995                                    141.18          202.12          112.71

SUMMARY COMPENSATION TABLE

     The following table presents the cash compensation paid by the Corporation for the past three fiscal years, as well as compensation accrued for those years, to the Corporation's Chief Executive Officer and the three other executive officers as of August 31, 1995 (the four officers referred to herein as the "named executive officers"), in all positions in which they served during those years.

                                                                                   LONG TERM COMPENSATION
                                                                             -----------------------------------
                                                 ANNUAL COMPENSATION                  AWARDS             PAYOUTS
                                           -------------------------------   -------------------------   -------
                                                                   OTHER
                                                                  ANNUAL     RESTRICTED    SECURITIES              ALL OTHER
                                                                  COMPEN-      STOCK       UNDERLYING     LTIP      COMPEN-
                                  FISCAL    SALARY     BONUS      SATION      AWARD(S)    OPTIONS/SARS   PAYOUTS    SATION
  NAME AND PRINCIPAL POSITION      YEAR      ($)        ($)       ($)(1)        ($)          (#)(2)        ($)      ($)(3)
--------------------------------  ------   --------   --------   ---------   ----------   ------------   -------   ---------
D. Raymond Riddle(4)............  1995      568,750    428,269      5,300         0          65,000          0       36,610
  Chairman of the Board and       1994      500,000    280,000      5,200         0          55,000          0       20,728
  Chief Executive Officer         1993      333,333    100,000      3,600         0          20,000          0       15,772
Don W. Hubble(5)................  1995      325,000    200,233      5,300         0          25,000          0       14,118
  President and Chief Operating   1994      258,300    119,619      5,200         0          15,000          0        8,603
  Officer                         1993      230,392     75,000      5,200         0          12,000          0       12,823
David Levy......................  1995      314,167    193,558      5,300         0          20,000          0       20,703
  Executive Vice President,       1994      306,667    142,017      5,200         0          15,000          0       10,808
  Administration and Counsel      1993      296,279     83,400      5,200         0          15,000          0       18,582
J. Robert Hipps.................  1995      249,167    153,512      5,300         0          20,000          0        7,156
  Senior Vice President, Finance  1994      242,333    112,224      5,200         0          15,000          0        5,979
                                  1993      233,292     75,000      5,200         0          12,000          0        3,709

---------------

(1) Each amount shown includes an automobile allowance of $400 per month.
(2) No stock appreciation rights were granted during this period.
(3) The amounts shown for 1995 include the following: a matching contribution of $500 each on 401(k) deferrals; a matching contribution on other deferred compensation in the amount of $5,000 for Messrs. Hubble, Levy and Hipps and $2,500 for Mr. Riddle; and accrued above-market earnings on other deferred compensation for Messrs. Hubble, Levy and Hipps in the amount of $8,618, $15,203, and $1,656, respectively. Of the amount shown for Mr. Riddle in 1995, $33,610 represents premiums paid on insurance policies in which Mr. Riddle has an interest.
(4) Mr. Riddle was elected Chairman of the Board effective September 1, 1994. He served as President and Chief Executive Officer for eight months in fiscal 1993 at an annual salary of $500,000.
(5) Mr. Hubble was elected President effective September 1, 1994.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning stock options which were granted to the named executive officers during the fiscal year ended August 31, 1995, as disclosed in the Summary Compensation Table above. The Corporation did not award any stock appreciation rights or reprice any stock options during the year.

                                                          PERCENT OF
                                             NUMBER OF       TOTAL
                                             SECURITIES    OPTIONS/
                                             UNDERLYING      SARS
                                              OPTIONS/    GRANTED TO    EXERCISE                   GRANT
                                                SARS       EMPLOYEES    OR BASE                     DATE
                                              GRANTED      IN FISCAL     PRICE     EXPIRATION     PRESENT
                   NAME                        (#)(1)        YEAR        ($/SH)       DATE      VALUE ($)(2)
-------------------------------------------  ----------   -----------   --------   ----------   ------------
D. Raymond Riddle..........................    65,000         20.7%       26.25      9/20/04       425,100
Don W. Hubble..............................    25,000          8.0%       26.25      9/20/04       163,500
David Levy.................................    20,000          6.4%       26.25      9/20/04       130,800
J. Robert Hipps............................    20,000          6.4%       26.25      9/20/04       130,800

---------------

(1) Options have a ten-year term, subject to earlier termination in certain events related to termination of employment. Options granted to Messrs. Hubble, Levy and Hipps vest in four equal annual installments beginning on the first anniversary of the grant date. Options granted to Mr. Riddle vest in three equal annual installments beginning on the first anniversary of the grant date, except that the exercisability of the first installment was accelerated to March 15, 1995. The Executive Resource and Nominating Committee has discretion, subject to limitations in the Long-Term Incentive Program, to modify the terms of outstanding options and to reprice the options.
(2) The amounts shown were calculated using a Black-Scholes option pricing model. The estimated values assume a risk-free rate of return of 7.563%, a dividend yield of 4.170%, an option term of ten years, and stock price volatility measured over the 250 trading days immediately preceding the date of grant (producing a standard deviation of .1940). The option value was not discounted to reflect the vesting period of the options or to reflect any exercise or lapse of the options prior to the end of the ten year option period. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table contains information concerning the aggregate value of unexercised stock options held by the named executive officers as of August 31, 1995. No stock appreciation rights are held by any named executive officer and no stock options were exercised by any named executive officer during the 1995 fiscal year.

                                                     NUMBER OF SECURITIES         VALUE OF UNEXERCISED IN-
                                                    UNDERLYING UNEXERCISED        THE-MONEY OPTIONS/SARS AT
                                                  OPTIONS/SARS AT FY-END (#)            FY-END ($)(1)
                                                 -----------------------------   ---------------------------
                     NAME                        EXERCISABLE     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------------  -----------     -------------   -----------   -------------
D. Raymond Riddle..............................       64,167(2)      75,833        192,709        232,291
Don W. Hubble..................................       21,918         43,550        107,966        151,463
David Levy.....................................       27,551         40,527        138,174        149,250
J. Robert Hipps................................       19,154         38,710        115,734        139,193

---------------

(1) The amounts shown for in-the-money options represent the aggregate excess of market value of shares under option as of August 31, 1995 over the exercise price of the options.
(2) In connection with Mr. Riddle's announced retirement (see "Other Agreements" below), option installments for 35,417 shares which would otherwise have become exercisable in September 1995 and for 5,000 shares which would otherwise have become exercisable in January 1996 were accelerated to March 15, 1995. The terms of the exercisable options were also amended so that the options will remain exercisable for five years after the date of his retirement rather than be cancelled upon his retirement pursuant to their original terms.

OTHER AGREEMENTS

     In March 1995, Mr. Riddle announced that he intended to retire as Chairman of the Board and Chief Executive Officer effective upon the election of his successor, and the Corporation entered into a consulting agreement with him for a three year period commencing upon the effective date of his retirement. Under that agreement, the Corporation will pay him $25,000 per month and will, until his 65th birthday, continue to pay certain premiums on insurance policies referenced in footnote 3 of the Summary Compensation Table on page 10. Also, as described in footnote 2 of the preceding table, the exercisability of certain stock options previously granted to him was accelerated and the terms of those options were modified.

     The Corporation has entered into Severance Protection Agreements (the "Agreements") with each of the named executive officers. The Board intends for the Agreements to provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control in order that they may devote their energies to meeting the business objectives and needs of the Corporation and its stockholders.

     The Agreements (all of which are substantially similar) are effective for a term of two years, which is automatically extended for one year at the end of each year unless terminated by either party. However, the term of the Agreements will not expire during a "Threatened Change in Control Period" (as defined in the Agreements) or prior to the expiration of 24 months following a "Change in Control" (as described below). If the employment of the named executive officer is terminated within 24 months following a Change in Control or in certain other instances in connection with a Change in Control (1) by the Corporation other than for "Cause" or "Disability" or (2) by the named executive officer for "Good Reason" (as each term is defined in the Agreements) or during the 60-day period commencing on the first anniversary of the occurrence of a Change in Control, the named executive officer will be entitled to receive (a) a pro rata bonus for the year of termination, (b) a lump sum cash payment equal to two times the sum of his base salary and bonus (in each case at least equal to his base salary and bonus prior to a Change in Control), subject to certain adjustments, (c) continuation of life insurance, disability, medical, dental, and hospitalization benefits for a period of up to 24 months, and (d) a lump sum cash payment reflecting certain retirement benefits he would have been entitled to receive had he remained employed by the Corporation for an additional two years and a reduced requirement for early retirement benefits. Additionally, all restrictions on any outstanding incentive awards will lapse and become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and the Corporation will be required to purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

     The Agreements provide that the Corporation shall make an additional "gross-up payment" to each named executive officer to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on any payment made to him arising out of or in connection with his employment. In addition, the Corporation will pay all legal fees and related expenses incurred by the named executive officer arising out of his employment or termination of employment if, in general, the circumstances for which he has retained legal counsel occurred on or after a Change in Control.

     Assuming a Change in Control had occurred on October 1, 1995 and their employment had terminated on that date, the approximate cash payments that would have been made under the Agreements (not including the gross-up payments) would have been $2,874,591, $1,642,674, $1,545,669, and $1,229,396 for Messrs. Riddle,
Hubble, Levy and Hipps, respectively. The amount of the gross-up payment, if any, to be paid may be substantial and will depend upon numerous factors, including the price per share of common stock of the Corporation and the extent, if any, that payments or benefits made to the named executive officers constitute "excess parachute payments" within the meaning of Section 280G of the Code.

     A "Change in Control" includes (1) the acquisition (other than from the Corporation) by any "person" (as that term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) other than a trustee of an employee benefit plan maintained by the Corporation or certain related entities of beneficial ownership of 20% or more of the combined voting power of the Corporation's then outstanding voting securities, (2) a change in more than one-third of the members of the Board who were either members as of September 21, 1989 or were nominated or elected by a vote of two-thirds of those members or members so approved, or (3) approval by stockholders of the Corporation of (i) a merger or consolidation involving the Corporation if the stockholders of the Corporation immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the Corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation.

     Letter agreements issued to the named executive officers in conjunction with the Agreements provide that in the event of a Change in Control, each such officer shall receive an annual cash bonus for that fiscal year at least equal to the annual cash bonus paid to him in the prior fiscal year if he remains in the employ of the Corporation for the full fiscal year. Each letter agreement had an initial term of 48 months and is subject to an automatic one-year extension after each year unless terminated by the Corporation, but in no event will the term expire following a Change in Control until the Corporation's obligations as set forth therein have been satisfied.

PENSION AND SUPPLEMENTAL RETIREMENT BENEFITS

     The combined benefit under the Corporation's qualified defined benefit retirement plan ("Pension Plan") and non-qualified supplemental retirement plan for executives ("SERP"), as amended, is 45% of average base salary and bonus (using the highest three consecutive years of remuneration out of the ten years preceding the individual's retirement), less 50% of the individual's primary social security benefit, and less the actuarial equivalent of the participant's account in the 401(k) plan for corporate employees, assuming an annual contribution of 4% of the individual's annual compensation over $15,000 (subject to applicable limitations on eligible compensation), any applicable matching contribution, and earnings on those amounts at 8% per annum.

     The following table shows the estimated aggregate annual benefits payable to a covered participant at normal retirement age under the Pension Plan and SERP, without the reduction under the SERP for the actuarial equivalent of 401(k) plan benefits (approximately $3,053 for Mr. Riddle, $7,733 for Mr. Levy, $10,885 for Mr. Hubble, and $10,885 for Mr. Hipps):

                                                            YEARS OF SERVICE
                                      ------------------------------------------------------------
            REMUNERATION                 15           20           25           30           35
------------------------------------  --------     --------     --------     --------     --------
$ 300,000...........................  $ 95,900     $127,800     $127,800     $127,800     $127,800
   400,000..........................   129,600      172,800      172,800      172,800      172,800
   500,000..........................   163,400      217,800      217,800      217,800      217,800
   600,000..........................   197,100      262,800      262,800      262,800      262,800
   700,000..........................   230,900      307,800      307,800      307,800      307,800
   800,000..........................   264,600      352,800      352,800      352,800      352,800
   900,000..........................   298,400      397,800      397,800      397,800      397,800
 1,000,000..........................   332,100      442,800      442,800      442,800      442,800
 1,100,000..........................   365,900      487,800      487,800      487,800      487,800

     The remuneration specified in the table above consists of salary and bonus. Benefits shown above are based on payment of a single life annuity with 10 years certain. Equivalent payment options are offered.

     The salary and bonus currently covered by the Pension Plan and the SERP for each of the named executive officers substantially correspond to the amounts disclosed in the Summary Compensation Table. The years of credited service for each of the named executive officers as of August 31, 1995 were as follows: Mr. Riddle, 2 years; Mr. Hubble, 15 years; Mr. Levy, 20 years; and Mr. Hipps, 5 years.

               ITEM NO. 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     At the annual meeting, a proposal will be presented to ratify the appointment of Arthur Andersen LLP as independent auditors to examine the books of account and other corporate records of the Corporation for the fiscal year ending August 31, 1996. Arthur Andersen LLP has performed this function for the Corporation since 1964. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire, and are expected to be available to respond to questions of stockholders. The total amount of fees charged by Arthur Andersen LLP for their services during the fiscal year ended August 31, 1995, was $725,588, substantially all of which was for services provided in connection with annual audits, retirement plan audits, and tax assistance.

                          ITEM NO. 3 -- OTHER MATTERS

     The Board of Directors knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

            ANNUAL MEETING IN JANUARY 1997 -- STOCKHOLDER PROPOSALS

     If a stockholder wishes to have a proposal considered for inclusion in the Corporation's proxy solicitation materials in connection with the annual meeting of stockholders to be held in January 1997, the proposal must comply with the Securities and Exchange Commission's proxy rules, be stated in writing, and be submitted on or before July 14, 1996, to the Corporation at its principal executive offices at P.O. Box 7158, Midtown Station, Atlanta, Georgia 30357-0158, Attention: Kenyon W. Murphy, Secretary and Assistant Counsel. All such proposals should be sent by certified mail, return receipt requested.

     Excluding stockholder proposals filed in accordance with the proxy rules, a stockholder is required to comply with the Corporation's By-laws with respect to any proposal to be presented for action at an annual meeting of stockholders. The Corporation's By-laws require each proposal to be (i) written, (ii) delivered to, or mailed and received at, the principal executive office of the Corporation not less than 60 days nor more than 90 days prior to the date of the annual meeting, and (iii) accompanied by (A) a brief description of the proposal and the reasons therefor, (B) the name and address of the stockholder making the proposal and any other stockholders known by such stockholder to support such proposal, (C) the class and number of shares of the Corporation's capital stock beneficially owned by all such stockholders, and (D) any financial interest of such stockholder in the proposal. If notice or public disclosure of the date of the annual meeting occurs less than 70 days prior to the date of the annual meeting, stockholders must deliver to the Corporation, or mail and have received at the Corporation, the proposal and the required attendant information not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the annual meeting was mailed or
(ii) the day on which such public disclosure was made. Nothing in the By-laws requires the Corporation to include in its proxy statement and proxy for any annual meeting of stockholders any stockholder proposal which the Corporation is permitted to exclude pursuant to the rules of the Securities and Exchange Commission at the time such proposal is received.

     If a stockholder wishes to nominate a candidate for election as director at the annual meeting of stockholders to be held in January 1997, the stockholder must comply with the Corporation's By-laws with respect to director nominations. Written notice of the stockholder's intent to make such nomination must be given to the Secretary of the Corporation, at the principal executive offices of the Corporation, not later than October 7, 1996. The written notice shall set forth
(A) the name and address of the stockholder and each person whom the stockholder proposes to nominate as a director; (B) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (C) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (D) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (E) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     The preceding two paragraphs are intended to summarize the applicable By-laws of the Corporation. These summaries are qualified in their entirety by reference to those By-laws.

     THE ANNUAL REPORT OF THE CORPORATION WHICH ACCOMPANIES THIS PROXY STATEMENT CONTAINS MUCH OF THE INFORMATION CONTAINED IN THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE FORM 10-K REPORT WILL BE FURNISHED TO STOCKHOLDERS UPON REQUEST WITHOUT CHARGE. REQUESTS FOR FORM 10-K REPORTS SHOULD BE SENT TO KENYON W. MURPHY, SECRETARY AND ASSISTANT COUNSEL, NATIONAL SERVICE INDUSTRIES, INC., P.O. BOX 7158, MIDTOWN STATION, ATLANTA, GEORGIA 30357-0158.

                                          By order of the Board of Directors,

                                          KENYON W. MURPHY
                                          Secretary and Assistant Counsel

                          Graphic Material Appendix



     The following graphic or image material appears in the paper format version of this proxy statement:

     1. On pages 2 through 4, pictures of the nominees for director.

     2. On page 9, the Performance Graph described and interpreted in tabular/ chart form under that heading within this filing.

         NATIONAL SERVICE INDUSTRIES, INC. ANNUAL STOCKHOLDERS MEETING
                                JANUARY 3, 1996

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned does hereby appoint D. RAYMOND RIDDLE, DON W. HUBBLE, and KENYON W. MURPHY and each of them proxies of the undersigned with full power of substitution in each of them to vote at the annual meeting of stockholders of the Corporation to be held on January 3, 1996 at 10:00 A.M., and at any and all adjournments thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows, and in their discretion upon all other matters brought before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR:

      1.   Election of Directors: FOR all        WITHHOLD VOTE for all nominees
           nominees listed below / /             listed below / /
                   (except as indicated to the contrary below)
           D. Raymond Riddle, Robert M. Holder, Jr., Don W. Hubble, F. Ross Johnson,
           James C. Kennedy, Donald R. Keough, Bryan D. Langton, David Levy, Bernard
           Marcus, John G. Medlin, Jr., Herman J. Russell, Betty L. Siegel, and
           Erwin Zaban.
           (Instruction: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)
           -------------------------------------------------------------------------

    2. Ratification of appointment of Arthur Andersen LLP as independent auditors for the Corporation.

                    FOR / /      AGAINST / /      ABSTAIN / /

                  (continued and to be signed on reverse side)

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

                                               Dated                      , 1995
                                                    ----------------------
                                               ---------------------------------
                                               ---------------------------------
                                               Please date this proxy and sign
                                               above exactly as your name, or
                                               names, appear hereon. Where there
                                               is more than one owner, each must
                                               sign. When signing in fiduciary
                                               or representative capacity,
                                               please give full title.